Exhibit 99.2

Y-mAbs Employee FAQ

1.	What was announced?
•	We have entered into an agreement under which SERB Pharmaceuticals has agreed to acquire Y-mAbs Therapeutics in a transaction at an equity value for Y-mAbs of $412 million.
•	Under the terms of the merger agreement, SERB is obligated to initiate a tender offer to acquire all outstanding shares of Y-mAbs for $8.60 per share in cash.
•	By combining our expertise and resources with their specialty commercial capabilities, we can extend our shared commitment of improving the lives of even more patients and families on a global scale.

2.	Why are we announcing this transaction now?
•	This transaction is a testament to the team’s hard work in building a strong foundation as a commercial organization with a differentiated, FDA-approved product in DANYELZA®
•	By combining our expertise and resources with their specialty commercial capabilities, we can extend our shared commitment of improving the lives of even more patients and families on a global scale.
•	The Board regularly reviews our business, including our strategy, the current state of the biopharmaceutical sector and the time and resources required to execute on our strategic plans.
•	With the assistance of external advisors, the Board reviewed strategic alternatives to maximize value for Y-mAbs stockholders.
•	This process included discussions with numerous potential buyers for Y-mAbs or for the DANYELZA or Radiopharmaceuticals businesses on a standalone basis. The Board also reviewed potential sources of capital to support accelerating the further development of our pipeline.
•	We are now moving forward with this agreement, which we believe reflects the most attractive option available to Y-mAbs, providing significant, immediate and certain value to our stockholders.

3.	Who is SERB?
•	SERB is a global specialty pharmaceutical company with a portfolio of critical medicines that treat complex and life-threatening conditions.
•	More information about SERB can be found on its website.

4.	What does this mean for employees?
•	While we are announcing this transaction, it is only the first step.
•	We expect the transaction to close by the fourth quarter of 2025, subject to the satisfaction of the conditions in the merger agreement, completion of the cash tender offer by SERB for our shares and certain other closing conditions.
•	Between now and then, we remain an independent, publicly traded company, and it is business as usual for all of us.
•	Please stay focused on your responsibilities – our patients are counting on you.

5.	What does SERB have planned for Y-mAbs? Will there be any change to our strategy?
•	While we are announcing this transaction, it is only the first step and there are many decisions that still need to be made. We will be working with the SERB team to determine how we will bring our companies together.
•	We know you have many questions, and updates will be provided at the appropriate time.
•	Importantly, until the transaction closes, which we expect by the fourth quarter of 2025, it is business as usual.

6.	Will there be any changes to employee salaries, compensation or benefits as a result of this transaction?
•	Until the transaction closes, which we expect by the fourth quarter of 2025, it is business as usual. We are paying employees and providing benefits like always.
•	We know you have many questions, and updates will be provided at the appropriate time.

7.	Will there be changes to my day-to-day responsibilities?
•	Until the transaction closes, which we expect by the fourth quarter of 2025, it is business as usual and there will be no immediate effect on our day-to-day responsibilities.
•	While we are announcing this transaction, it is only the first step and there are many decisions that still need to be made. We will be working with the SERB team to determine how we will bring our companies together.
•	We know you have many questions, and updates will be provided at the appropriate time.

8.	Where will we be headquartered? Will Y-mAbs offices stay open? What will happen to our Princeton office?
•	While we are announcing this transaction, it is only the first step and there are many decisions that still need to be made.
•	We will be working with the SERB team to determine how we will bring our companies together.

9.	What happens to my company stock?
•	As a stockholder, you will have the opportunity to tender your shares into SERB’s tender offer and, upon completion of the tender offer, receive $8.60 per share that you own.
•	You will receive more information regarding the tender offer once SERB commences the tender offer and documents relating to the tender offer are filed with the SEC.

10.	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?
•	A “tender offer” is a public offer to buy stock directly from stockholders.
•	All Y-mAbs stockholders will be given an opportunity to “tender,” or sell, their stock for $8.60 per share within a specified timeframe once the tender offer commences.
•	Along with Y-mAbs’ other stockholders, employee stockholders will receive information regarding the tender offer once SERB commences the tender offer and documents relating to the tender offer are filed with the SEC.

11.	What should I tell external stakeholders if they ask me about this announcement?
•	If anyone asks, you can tell them we are focused on advancing our businesses and supporting patients and their families.
•	Any questions from external stakeholders should be referred to Courtney Dugan, cdu@ymabs.com.

12.	What do I do if I am approached by media, an analyst or another third party?
•	If you are contacted by the press, investors or another third party, please forward any inquiries to Courtney Dugan, cdu@ymabs.com, who will handle on the Company’s behalf.

13.	Can I post about the pending transaction on social media?
•	We ask that you please refrain from posting or otherwise commenting on the pending transaction publicly, consistent with our policies and social media guidelines.

14.	Who can I contact if I have questions?
•	We will keep you informed through this process.
•	As always, if you have further questions, you can reach out to your supervisor.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Y-mAbs and Serb, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of August 4, 2025 by and among Y-mAbs, Serb, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, and other statements that are not historical facts. The forward-looking statements contained in this email are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Y-mAbs’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Y-mAbs and Serb will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Y-mAbs’s common stock and/or Y-mAbs’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Serb’s ability to fund the proposed transaction; obtaining and maintaining adequate coverage and reimbursement for products; the time-consuming and uncertain regulatory approval process; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of the parties’ cash flows and capital resources; the parties’ ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Y-mAbs and Serb, including those described from time to time under the caption “Risk Factors” and elsewhere in Y-mAbs’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Y-mAbs’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Serb and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Y-mAbs. Any forward-looking statements are made based on the current beliefs and judgments of Y-mAbs’s and Serb’s management, and the reader is cautioned not to rely on any forward-looking statements made by Y-mAbs or Serb. Except as required by law, Y-mAbs and Serb do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for the Y-mAbs outstanding common stock referred to in this email has not yet commenced. The description contained in this email is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Serb will file with the SEC. The solicitation and offer to purchase Y-mAbs’s common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Serb will file a tender offer statement on Schedule TO and thereafter Y-mAbs will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF Y-mAbs SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Serb and Y-mAbs will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by Y-mAbs will be available free of charge on Y-mAbs’s investor relations website at https://ir.ymabs.com/ or by contacting Y-mAbs’s investor relations contact at cdu@ymabs.com.

In addition, Y-mAbs files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on the Company’s investor relations website at https://ir.ymabs.com/ and at the SEC’s website at www.sec.gov.